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                                WELLS FARGO & COMPANY

                             DEFERRAL PLAN FOR DIRECTORS


                              I.  PURPOSE OF THE PLAN

The purpose of this Plan ("Plan") is to offer those members of the Board of Directors of Wells Fargo & Company ("Company") whose service with the Company is limited to Board membership the opportunity to participate in a compensation arrangement which will allow them to defer the receipt of all or a portion of their remuneration from the Company each year. This Plan is effective as of January 1, 1992 and supersedes the prior Plan.

                           II.  ADMINISTRATION OF THE PLAN

     (A) The Plan shall be administered by the Company's Board of Directors ("Board"), which shall have sole authority to interpret and construe the provisions of the Plan and to adopt rules and regulations for administering the Plan. Decisions of the Board shall be final and binding on all parties who have an interest in the Plan.

     (B) Only remuneration for services rendered as a Board member may be the subject of deferral under this Plan.


                               III.  DEFERRAL ELECTION

     (A) Each member of the Board who serves the Company in no capacity other than as a Board member shall be eligible to participate in this Plan. The participation of each such member shall commence with his/her election to the Board and shall continue throughout his/her period of Board membership.


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     (B)  Each participant shall have the right to make an annual election to defer the receipt of the remuneration payable to him/her for services rendered as a Board member for each calendar year for which he/she is a participant in the Plan and shall have the right to elect as to each such deferral to have such deferred remuneration accounted for under paragraph IV as either units based on stock value or as cash with interest by delivering a notice to the Board or its designate prior to the commencement date of the calendar year for which the remuneration is payable.

     (C)  Each participant may elect to defer either:

               (1) one hundred percent (100%) of his/her annual retainer fee;

               (2) one hundred percent (100%) of his/her meeting fees; or

               (3) one hundred percent (100%) of his/her total remuneration from the Company.

     (D) The election, once made, shall be irrevocable with respect to the calendar year for which it was made.


                          IV.  DEFERRED COMPENSATION ACCOUNT

     Deferred compensation will, at the participant's election under paragraph III, be accounted for in either of the following manners:

     (A) AS CASH WITH INTEREST. The Company shall establish on its books a deferred earnings account for each participant who properly exercises his/her deferral election under the Plan. The


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amount of the remuneration deferred by a participant shall be credited to his/her deferred earnings account as of the first day of each month in which retainer fees and/or meeting fees would have been paid had they not been deferred.

     As of each December 31 there shall be added to the deferred earnings account of each participant an interest equivalent on the amount in the account for the preceding year at a rate equal to the average annualized rate for 3-year Treasury Notes over the preceding calendar year.

     Each participant shall at all times have a fully vested and non-forfeitable right to all amounts properly credited to his/her deferred earnings account.

     (B) AS UNITS BASED ON STOCK VALUE. The Company shall establish on its books a deferred earnings account for each participant who properly exercises his/her deferral election under the Plan. As of the first day of each month, each deferred earnings account will be credited with the number of units ("Units"), calculated to the nearest thousandth of a Unit determined by (1) taking the amount of retainer fees and/or meeting fees which would otherwise been paid during the month had they not been deferred and dividing by the closing market price of the Company's common stock as reported in the Wall Street Journal for the last business day of the preceding month (the "Stock Price"), (2) multiplying the number of Units in each participant's deferred earnings account (including Units credited under the preceding Section (I) for the month) by any cash dividends declared by the Company on its common stock and dividing the


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product by the Stock Price, and (3) multiply the number of Units in the participant's deferred earnings account by any stock dividends declared by the Company on its common stock.

     Each deferred earnings account will continue to be credited with interest equivalents or Units, as specified above, until it has been fully distributed in accordance with paragraph V.

     Each participant shall at all times have a fully vested and non-forfeitable right to all amounts properly credited to his/her deferred earnings account.


                         V.  PAYMENT OF DEFERRED COMPENSATION

     (A) The deferred earnings account of each participant shall be divided into a series of sub-accounts, one for each year remuneration is deferred by the participant, together with the related interest equivalents or Units. Payments of each sub-account shall commence on the January 1 next following the earliest of:

          (1)  his/her cessation of Board membership.

          (2) the expiration of a designated period of years as designated by the participant pursuant to subparagraph B below.

          (3)  the death of the participant.

     (B)  Each participant shall designate on the notice of deferral election:

          (1) a period of years (with a minimum of one year between the year of deferral and the year of distribution) after which payment is to commence prior


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          to his/her death or cessation of Board membership and

          (2) the manner of payment upon commencement (i.e., lump sum or periodic payment).

The designations shall be made at the same time as the deferral election pursuant to paragraph III and shall be irrevocable with respect to the year in question.

     (C) Upon commencement of payment pursuant to subparagraph (A) above each sub-account of a participant shall be distributed pursuant to his/her election(s) under subparagraph (B) either in one lump sum payment or in a series of annual installments over a designated period of years. If a participant elected annual installments, the amount distributed each year shall be equal to the total value of the sub-account divided by the number of installments remaining to be made, including the current installment. Should a participant elect to receive payment in a series of installment payments, then he/she shall further designate whether any balance in his deferred earnings account upon his/her death shall be paid to his/her beneficiary in a lump sum or over a further period of years.

     (D) Each payment shall be made within thirty (30) days after the date it becomes payable.

                               VI.  GENERAL PROVISIONS

     (A) The obligation to pay the deferred remuneration and the related interest equivalent or Units shall at all times be an unfunded and unsecured obligation of the Company. The Company shall not establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for


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the payment of such deferred remuneration or earnings attributable thereto, nor shall the Company be under any obligation to invest any portion of its general assets in mutual funds, stocks, bonds, securities or other similar investments in order to accumulate funds for the satisfaction of its obligations under the Plan. The participant and his/her beneficiary shall look solely and exclusively to the general assets of the Company for the payment of the participant's deferred earnings account.

     (B) The Plan shall become effective upon its adoption by the Board. The Board may at any time amend, suspend or terminate the Plan; provided, however, that such action shall not adversely affect rights previously vested and non-forfeitable under the Plan.

     (C) The participant shall have no right to alienate, pledge or encumber his/her interest in his/her deferred earnings account, nor shall such account be subject in any way to the claims of a participant's creditors or to attachment, execution or other process of law.

     (D) In the event of the participant's death, the balance of his/her deferred earnings account, if any, shall be paid, pursuant to the provisions of paragraph V, to the participant's designated beneficiary or, in the absence of such designation, in accordance with the participant's will or the laws of descent and distribution. A participant may from time to time revoke his/her beneficiary designation and file a new beneficiary designation with the Board. All beneficiary designations must be on the form prescribed by the Board.


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